Exhibit 10.27

Revised December 11, 2018

December 4, 2018

Vincent Ippolito

vince.ippolito@dermavant.com

RE:	Retention Agreement

Dear Vince,

This Retention Agreement (this “Agreement”) is being provided to you in furtherance of our prior discussions regarding your transition from the position of President and Chief Operating Officer (“President”) of Dermavant Sciences, Inc. (“Dermavant” or the “Company”). Consistent with such discussions, this Agreement sets forth the terms for the continuation of your employment with the Company for a transitional period extending through January 4, 2019 (such date being referred to as the “Termination Date”). Further, this Agreement sets forth the additional pay and benefits the Company is offering you in connection with your continuation of employment through the Termination Date on the terms and conditions set forth herein, and in consideration for making and honoring certain commitments, including agreeing not to pursue legal action against the Company as described in Sections 5 and 6. The additional pay and benefits provided herein is subject to your execution of this Agreement without revocation.

1.	Terms of Continued Employment and Retention Bonus under this Agreement.

a.

As long as you (1) timely sign, date and return this Agreement (BUT IN NO CASE LATER THAN DECEMBER 25, 2018), (2) sign, date and return the Release, annexed hereto as Exhibit A, within five (5) days following (BUT NOT BEFORE) your Termination Date; (3) sign, date and return the Acknowledgment, annexed hereto as Exhibit B, within five (5) days following (but not before) your Termination Date; (4) do not materially breach the Agreement (following written notice to you and a reasonable opportunity to cure); and (5) do not voluntarily terminate your employment with the Company prior to the Termination Date (unless earlier terminated by the Company for Cause (as defined below)), then in addition to those payments and benefits described in Section 2 below:

i.	Within ten (10) days following the Termination Date, you will receive a lump-sum payment in the amount equal to the sum of:

A.	Two-hundred thousand dollars ($200,000), representing six (6) months of base salary;

B.

One hundred fifty-two thousand eight hundred seventy-six and 71/100 dollars ($152,876.71), representing a pro rated bonus target bonus for the period beginning April 1, 2018 through the Termination Date; and

C.

Thirteen thousand seven hundred fourteen and 98/100 dollars ($13,714.98), representing reimbursement costs for COBRA premiums for six (6) months at current rates for the Company’s medical, dental and vision insurance coverage.

ii.

An additional eighty-two thousand thirty-one (82,031) of your employee stock options (the “Quarterly Options”) in Dermavant Sciences Ltd. (formerly known as Roivant Dermatology Ltd.), granted to you on October 20, 2017 pursuant to the Stock Option Grant Notice and Option Agreement (“Option Agreement”, attached hereto as Exhibit E) under the Roivant Dermatology Ltd. 2016 Equity Incentive Plan (the “Option Plan”), shall be vested as of December 29, 2018 in accordance with the quarterly vesting schedule set forth for your options in your Option Agreement. You shall have the right to net exercise any of your options under the Option Agreement as contemplated by your Offer Letter, dated September 17, 2017 (“Offer Letter”, attached hereto as Exhibit C) and your Option Agreement. All vested options under the Option Agreement may be exercised in the time periods set forth in Section 9(a) of the Option Agreement. The Company hereby waives any repurchase right it has (or may have) with respect to your options (and the securities underlying such options), except in the event of termination for Cause.

b.

You acknowledge and agree to remain subject to your obligations under Section 9(d) of your Option Agreement, including without limitation to execute and deliver such agreements as may be reasonably requested by the Company or the underwriters as contemplated by such section. You further expressly acknowledge and agree that (A) your Continuous Service (as defined in the Option Plan) shall cease as of the Termination Date, and any unvested options under your Option Agreement shall cease to vest and shall be forfeited, (B) any rights to anti-dilution grants of stock options pursuant to your Offer Letter shall immediately terminate and you waive any rights to any such grants, and (C) all Restricted Stock Units (“RSUs”) and any rights thereto pursuant to the Restricted Stock Unit Award Agreement (“RSU Agreement”, attached hereto as Exhibit F) under the Roivant Sciences Ltd. 2015 Restricted Stock Unit Plan (“RSU Plan”), granted on October 20, 2017, shall cease to vest and shall be forfeited, and any continuous service under your RSU Agreement and pursuant to the RSU Plan shall cease as of the Termination Date. The Company represents that as of the date hereof the Performance Requirement (as defined in the RSU Agreement) has not been satisfied.

c.

You will remain in the position of President and Chief Operating Officer (“President/COO”) of Dermavant until otherwise determined by the Company in its sole discretion. You shall continue to perform your current obligations as President/COO and you shall have such responsibilities and obligations as may be reasonably requested by the Company consistent with past practice. Specific responsibilities shall include, without limitation: (i) assisting with preparation for the End of Phase 2 meeting with the FDA regarding tapinarof including assisting with the preparation of materials and a briefing book; (ii) assisting with the development, regulatory and strategic activities relating to the Company’s assets; (iii) assisting with the preparation of the Company’s registration statement for filing with the Securities and Exchange Commission as reasonably requested by the Company, and activities reasonably related thereto; and (iv) providing reasonable support with respect to the onboarding of the Company’s new Chief Executive Officer and Chief Medical Officer, as may be reasonably requested by the Company. You shall perform all of the foregoing responsibilities in good faith. You may work remotely on a reasonable basis as agreed to with the Company, provided that you are reasonably available for in-person meetings as may be requested by the Company with reasonable advance notice from time to time. The Company acknowledges that you may take your requested vacation in addition to reasonable time off for the holidays provided that you remain reasonably available for phone calls consistent with past practices. The Company further acknowledges that you may spend time during normal business hours pursuing other professional opportunities, which shall not constitute a breach of this Agreement provided that such activities do not materially interfere with your obligations hereunder. The Company may announce your departure, as well as announce the search for a new President/COO, at any time in its sole discretion; provided, however, that the Company agrees to reasonably consult with you regarding the timing and content of any such announcement and with respect to the disclosures in the Company’s registration statement; provided, further, that any communication regarding your departure will be communicated as your voluntary resignation to pursue other opportunities. The Company may not terminate your employment prior to January 4, 2019, other than for Cause, disability or death.

d.

For purposes of this Agreement, “Cause” is defined as set forth in Section 13(f) of the Option Plan and prior to termination of your employment for Cause the Company will provide written notice to you and a reasonable opportunity to cure. For purposes of this Agreement, “Continuous Service” is defined as set forth in Section 13(m) of the Option Plan.

2.	What You Will Receive Regardless of Whether You Enter Into This Agreement

Whether or not you enter into this Agreement, the status of your employment with the Company will be as set forth below, and you will receive the following upon the termination of your employment with the Company:

a.

Your current employment with the Company is at-will. If you choose not to sign this Agreement, your employment with the Company will remain at-will, and the Company will have the right to terminate your employment at any time. Further, the Company may transition your title from President/COO at any time in its sole discretion. The Company will have no obligation to enter into the Consulting Agreement described in Section 1.e. above;

b.

You will continue to receive your regular base pay (less applicable withholding) through your last day of employment with the Company. You will receive your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed;

c.

If you are currently enrolled and participating in the Company’s medical/dental/vision benefits, your coverage will continue until the end of the month during which your employment with the Company ceases. Thereafter, you will be able to continue as a member of the Company’s Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. In such event, you will receive a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits;

d.	Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from the administrators of such retirement plans;

e.	Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies;

f.

Your outstanding employee stock options in Dermavant Sciences Ltd. (formerly known as Roivant Dermatology Ltd.) pursuant to your Option Agreement will continue to vest until your last day of employment with the Company, provided you are not terminated for Cause. and may be exercised in accordance with your Offer Letter and the Option Agreement. Your outstanding RSUs pursuant to your RSU Agreement will continue to vest until your last day of employment with the Company, subject to the terms and conditions of the RSU Plan. If you do not sign this Agreement, any options under your Option Agreement and any RSUs under your RSU Agreement that have not vested as of such date will be forfeited in accordance with the terms of the Option Plan and your Option Agreement and the RSU Agreement and the RSU Plan, respectively; and

g.

As long as you direct reference inquiries from potential employers to Jen Lustig, Executive Director, Human Resources, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law; provided the Company will use reasonably efforts to promptly provide you notice of any such request unless otherwise prohibited by applicable law and regulations, court order or Government Agencies.

3.	How To Enter Into This Agreement.

In order to enter into this Agreement, you must sign and date the Agreement, and return the executed Agreement to me by December 25, 2018, unless such period is extended in writing by the Company. If I do not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the pay and benefits described in Section 1. In addition, as set forth in Section 2.a. above, your employment will remain at-will, your employment may be immediately terminated by the Company, and/or the Company may transition your role from that of President/COO.

4.	Your Acknowledgments.

By entering into this Agreement, you are agreeing:

a.

The pay and benefits in Section 1 are more than any money or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

b.

After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates. Your Continuous Service with the Company or any of its affiliates shall cease after the Termination Date.

c.

Your obligations under the Employee Non-Disclosure and Invention Assignment Agreement with Dermavant, executed by you on February 11, 2018 (“NDA”) attached hereto as Exhibit D, including without limitation your obligations under Sections 2, 3 and 4 with respect to confidentiality, intellectual property and non-solicitation, shall remain in full force and effect and you acknowledge and re-affirm those obligations.

d.

As long as the Company satisfies its obligation under the Agreement, it will not owe you anything except for (i) the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement, and (ii), the items set forth in Section 1, which you will receive if you sign this Agreement and comply with the terms and conditions set forth in Section 1 of this Agreement.

5.	YOU ARE RELEASING AND WAIVING CLAIMS

While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

Who And What Does The Release Cover?

What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, subject to the Company’s compliance with Section 1.a.i. and 1.a.ii., you agree, except for certain exceptions described in Section 9, to give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, except as specifically set forth herein, subject to the Company’s compliance with Section 1.a.i. and 1.a.ii., you agree to give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You also agree to give up potential Claims arising under any contract or implied contract, including but not limited to your Transfer Letter or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 9, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National Labor Relations Board.

Whose Possible Claims Are You Giving Up? You agree to waive Claims that you may otherwise be able to bring. You not only agree that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as“Releasors.”

Who Are You Releasing From Possible Claims? You not only agree to waive Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:

•	shareholders

•	officers, directors, employees, attorneys and agents

•	subsidiaries, divisions and affiliated and related entities

•	employee benefit and pension plans or funds

•	successors and assigns

•	trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you agree to give up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you agree to give them up.

What Types of Claims Are You Giving Up? In exchange for the pay and benefits in Section 1, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):

Federal Laws, such as:

•	The Age Discrimination in Employment Act;

•	The Older Workers Benefit Protection Act;

•	Title VII of the Civil Rights of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Civil Rights Act of 1991;

•	The Equal Pay Act;

•	The Americans with Disabilities Act;

•	The Rehabilitation Act;

•	The Employee Retirement Income Security Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The National Labor Relations Act;

•	The Fair Credit Reporting Act;

•	The Occupational Safety and Health Act;

•	The Uniformed Services Employment and Reemployment Act;

•	The Employee Polygraph Protection Act;

•	The Immigration Reform Control Act;

•	The Family and Medical Leave Act;

•	The Genetic Information Nondiscrimination Act;

•	The Federal False Claims Act;

•	The Patient Protection and Affordable Care Act;

•	The Consolidated Omnibus Budget Reconciliation Act; and

•	The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as:

•

The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and

•

North Carolina Employment Practices Act; the Retaliatory Employment Discrimination Act; the Persons with Disabilities Protection, Discrimination Against Persons with Sickle Cell Trait; Discrimination Based Upon Genetic Testing and Information; Discrimination Based Upon Use of Lawful Products; Discrimination Based Upon AIDS or HIV Status; Hazardous Chemicals Right to Know Act; Jury Service Discrimination; Military Service Discrimination; and all of their respective implementing regulations.

You Are Giving Up Potential Remedies and Relief. You agree to waive any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 9.

This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 9. Additionally, you are not waiving (i) any right to the rights, payments or benefits to which you are entitled under this Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under applicable law or the Company’s organizational documents or otherwise (which such rights shall continue and survive the execution of this Agreement and your termination of service with the Company), or (iii) any rights you may have as a member or holder of equity or other securities of the Company or its affiliates (subject to the provisions and agreements set forth herein) (the foregoing, together with the compensation and benefits specified in Section 2 hereof and the other matters not released hereunder, collectively, the “Excluded Claims”).

The Company is not aware after reasonable inquiry as of the date hereof of any Claims that the Company or any of its Affiliates may have against you.

6.	You are Agreeing Not to Sue

Except as provided in Section 9, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 5 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.

7.	Representations Under The FMLA (leave law) And FLSA (wage and hourlaw).

You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled up to the date of this Agreement, except for accrued and unpaid salary and as set forth in this Agreement, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act or any other federal, state or municipal laws.

8.	You Have Not Already Filed An Action.

You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.

9.	Exceptions To Your Release Of Claims And Covenant Not To Sue

In Sections 5 and 6, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce, interpret or determine the scope, meaning, enforceability or effect of this Agreement; or

•

Assert a claim for vested benefits under any retirement, profit-sharing, deferred compensation or equity incentive plan of the Company or any affiliate of the Company (including, but not limited to, the Option Plan), subject to any additional terms set forth herein with respect to the same; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

•

Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

•

File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement; or

•	Enforce or assert any of the Excluded Claims.

For purposes of clarity, this Agreement does not limit your or the Company’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

10.	Your Continuing Obligations.

You acknowledge and re-affirm your obligations pursuant to the NDA and specifically with respect to Sections 2, 3 and 4 thereof, without limitation. In addition, you agree not to disclose the existence or terms of this Agreement without the prior written consent of the Company, except: (a) to your spouse, domestic partner or immediate family member; (b) to the extent required by law; (c) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (d) to obtain confidential legal, tax or financial advice with respect thereto; (e) in connection with the exceptions set forth in Section 9 above; or (f) as may be previously publicly disclosed by the Company in its public filings with the Securities and Exchange Commission.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	Return Of Property.

As of your Termination Date, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment, except as may be specifically agreed to by the Company in writing; provided however, that you may retain (and make copies of) your address book, and correspondence, files and documents relating to your equity rights, personal compensation, benefits, and obligations.

12.	Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

13.	Non-Disparagement.

You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, intentionally or negligently disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company, its affiliated companies or any director or officer of the Company or any of its affiliated companies. The Company shall not make or authorize any public statements or comments that disparage you. Nothing in this Section 13 is intended to restrict or impede either party’s participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

14.	The Company’s Remedies For Breach.

If you breach any section of this Agreement, including without limitation, Section 5, 6, 10, 11, or 13 the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond. For the avoidance of doubt, any material breach by you of this Agreement shall constitute cause for purposes of termination of the Agreement by the Company.

15.	Governing Law.

This Agreement is governed by New York law, without regard to conflicts of laws principles.

16.	Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

17.	Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

18.	No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

19.	Do Not Rely On Verbal Statements.

•	This Agreement sets forth the complete understanding between the Parties.

•	This Agreement may not be changed orally.

•

This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except: (a) your Option Agreement; and (b) as set forth in Section 4 of this Agreement, your obligations set forth in your NDA will remain in full force and effect.

•

Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

20.	Your Opportunity To Review and Revoke.

a.

Twenty-One Day Review Period. You have twenty-one (21) calendar days from the day you receive the Agreement to consider the terms thereof, sign it and return it to the Company, which is December 25, 2018. Your opportunity to accept the terms of this Agreement will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. You may sign the Agreement prior to

December 25, 2018, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms. In the event you do not execute and deliver this Agreement to the Company in the time period specified above, your employment shall continue at-will until such time your employment is terminated by the Company or you, subject to the terms hereof. If you elect to sign the Agreement, please sign and return it to Christopher Van Tuyl, General Counsel, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, or via email at chris.vantuyl@dermavant.com.

b.	Talk To A Lawyer. Before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

c.

Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Christopher Van Tuyl, General Counsel, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, email address: chris. vantuyl@dermavant.com.

21.	We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:

•	You have carefully read this Agreement in its entirety;

•	You have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days;

•	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

•

You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

•	You fully understand the significance of all of the terms and conditions of this Agreement; and

•	You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY REVIEW PERIOD DESCRIBED ABOVE WHICH COMMENCED ON DECEMBER 4, 2018.

/s/ Todd Zavodnick		/s/ Vincent Ippolito
DERMAVANT SCIENCES, INC.		VINCENT IPPOLITO

By:	Todd Zavodnick
Dated: December 12th, 2018		Dated: 12/11/2018

Exhibit A

(Release to be signed on but not before Termination Date)

AGREEMENT AND RELEASE

In exchange for the payments, benefits and other consideration provided by Dermavant Sciences, Inc. (the “Company”) as set forth in the Retention Agreement dated December 4, 2018 as revised on December 11, 2018 (the “Agreement”), which you acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, you hereby IRREVOCABLY AND UNCONDITIONALLY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company and the Company Releasees (as defined in Section 5 of the Agreement) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Exhibit A, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, The New York State Human Rights Law, the New York State Executive Law, the New York State Civil Rights Law, the New York State Whistleblower Law, the New York State Legal Recreational Activities Law, the retaliation provisions of the New York State Workers’ Compensation Law, the New York Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York State False Claims Act, New York State Wage and Hour Laws, the New York State Equal Pay Law, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York City Human Rights Law, the New York City Administrative Code, the New York City Paid Sick Leave Law, and the New York City Charter; the North Carolina Employment Practices Act; the North Carolina Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Protection, North Carolina Discrimination Against Persons with Sickle Cell Trait; North Carolina Discrimination Based Upon Genetic Testing and Information; North Carolina Discrimination Based Upon Use of Lawful Products; North Carolina Discrimination Based Upon AIDS or HIV Status; North Carolina Hazardous Chemicals Right to Know Act; North Carolina Jury Service Discrimination; North Carolina Military Service Discrimination; and all of their respective implementing regulations and all of their respective implementing regulations. including all amendments thereto, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Exhibit A.

You acknowledge and agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, bonuses, commissions, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in the Agreement and all exhibits thereto; (ii) if applicable, the Company made available to you information regarding your FMLA or other leave rights and you were not improperly denied any request for FMLA or other leave; (iii) to the extent you took FMLA or other leave, you received the full range of benefits offered by the leave (e.g., benefits continuation coverage and restoration to the same or an equivalent position for FMLA leave) and did not suffer any form of retaliation as a result of taking any such leave; and (iv) to the extent you requested a reasonable accommodation as defined by applicable law, the Company appropriately responded to your request. You agree and acknowledge that the information in this Paragraph is factually accurate as to you and may be used as a sworn statement of fact in any proceeding between myself and the Company.

You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Paragraph on any grounds that may exist in law and equity. However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph, in any appropriate forum.

Notwithstanding the generality of the foregoing, you understand that nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Exhibit A; (vi) any claim or right you may have under the Agreement; (vii) any claim that is not otherwise waivable under applicable law; or (vii) any Excluded Claim.

In addition, you understand that nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. Nothing herein limits your right to receive an award from any self-regulatory authority or a government agency or entity that provides awards for providing information relating to a potential violation of law.

You further understand that nothing herein shall restrict you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.    Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

By signing this Exhibit A, you understand and acknowledge that:

a) You have carefully read this Exhibit A in its entirety;

b) You have had a minimum of twenty-one (21) days to consider the terms of this Exhibit A;

c) The Company advises you to consult with an attorney before signing this Exhibit A;

d) You understand and acknowledge that you may not execute this Exhibit A earlier than the close of business on January 4, 2018;

e) You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Exhibit A;

f) You freely, voluntarily and knowingly entered into this Exhibit A after due consideration;

g) You and the Company agree that changes to the Company’s offer contained in the Agreement or this Exhibit A, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph (b) above;

h) You have a right to revoke this Exhibit A by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Exhibit A;

i) In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

j) No promise or inducement has been offered to you, except as expressly set forth herein and in the Agreement, and you are not relying upon any such promise or inducement in entering into this Exhibit A. Your employment remains at-will and this Exhibit A does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

This Exhibit A shall become effective upon the expiration of the seven (7) day revocation period described above. You understand and acknowledge that no payments will be made and no benefits will be provided to you until you have executed the Agreement and this Exhibit A and both seven (7) day revocation periods have expired without revocation by you.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement between the Company and you, including the recitation of consideration provided by the Company. By signing this Exhibit A, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Exhibit A except as expressly set forth above. It is not your intention to otherwise change, alter or amend any of the terms and conditions of the Agreement, for which you received adequate consideration, and which Agreement remains in full force and effect. You and the Company acknowledge and agree that you and the Company continue to be bound by the terms and conditions of the Agreement.

YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU SHALL EXECUTE THIS EXHIBIT A NO EARLIER THAN YOUR LAST DAY OF EMPLOYMENT WITH THE COMPANY AND NO LATER THAN FIVE (5) DAYS FOLLOWING YOUR LAST DAY OF EMPLOYMENT WITH THE COMPANY.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Vincent Ippolito

Date:

Exhibit B

(To be signed on but not before the Termination Date)

FORM OF ACKNOWLEDGEMENT

My employment by Dermavant Sciences, Inc. (the “Company”) is now terminated. I have reviewed the terms of my Retention Agreement dated December 4, 2018 as revised on December 11, 2018 (the “Retention Agreement”), as well as my Employee Non-Disclosure and Invention Assignment Agreement with Dermavant Sciences, Inc. (the “NDA”) (collectively, the “Agreements”), and I swear, under penalty of perjury, that:

•	I have complied with and, to the extent applicable, will continue to comply all provisions of the Retention Agreement and the NDA.

•

I have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment, except as may be allowed under the Retention Agreement.

•

I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession, except as may be allowed under the Retention Agreement.

I declare, under penalty of perjury, that the foregoing statements by me are true. I further acknowledge and affirm that if any of the foregoing statements by me are willfully false, I will be subject to punishment.

Signature

Vincent Ippolito

Exhibit C

(Offer Letter)

[Attached]

September 17, 2017

Vince Ippolito

Via email

Re:	Employment Offer and Terms

Dear Vince,

On behalf of Dermavant Sciences, Inc. (“Dermavant” or the “Company”), thank you for your interest in joining our team. Based on your background and experience, we believe that you will make transformative contributions to Dermavant.

We are pleased to offer you employment at-will with the Company based on the general terms that are outlined in this letter.

Position:	President and Chief Operating Officer

Reporting To:	Executive Chairman

Start Date:	Your first day of employment will be September 29th, 2017 (“Start Date”).

Annual Base Salary:

The Company will pay you semi-monthly at an annual base salary rate of $400,000 (or $16,666 per pay period) based on full-time employment status. Your annual base salary is subject to annual review by the Board of Directors. This position is classified as exempt from overtime.

Performance Bonus:

In addition to your Annual Base Salary, you will be eligible to receive an annual performance bonus, after the end of each fiscal year on March 31st (the “Performance Bonus”). Your eligibility for this bonus will be for the period beginning April 1, 2017 through March 31, 2018. The Company will target your Performance Bonus at 50% of your base salary. The Performance Bonus percentage is discretionary and will be subject to an assessment, in the Company’s sole discretion, of your performance against agreed objectives, as well as business conditions at the Company. To be eligible to earn the Performance Bonus, you must be employed by the Company until the last day of the fiscal year on March 31st. The

Dermavant Sciences, Inc. 320 West 37th Street, New York, NY 10018

Performance Bonus may be prorated if you are employed for less than a full fiscal year or if the Company conducts your review or performance assessment for a period covering less than a full fiscal year. The Company will pay the Performance Bonus, if any, by no later than thirty (30) days after the end of the Company’s fiscal year, or by April 30th.

Sign-on Bonus:

Within sixty (60) days of your Start Date, the Company shall pay you a lump sum payment of $200,000.00 less applicable withholding. Should your employment terminate prior to your first anniversary with the Company, either for cause or voluntarily, you will be required to repay a portion of the sign-on bonus, pro-rated for the remaining period during your first year.

Benefits:

You will be eligible to participate in the employee benefits and insurance programs generally made available by the Company to its full-time employees. These programs currently include medical, dental, vision, life and disability insurance, as well as a 401k program, all of which are subject to eligibility requirements, enrollment criteria and the other terms and conditions of such plans and programs. Details of these benefits, including mandatory employee contributions, if any, will be made available to you when you begin full-time employment. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels at its discretion.

You will be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.

Equity Incentive:	Your equity incentive compensation will consist of three components:

1.  Subject to the final approval of the Board of Directors of Dermavant Sciences Ltd. (“DSL”, the Company’s parent), you will receive a Stock Option Grant Notice pursuant to the Amended 2016 Equity Incentive Plan for an option to purchase 1,312,500 common shares of Dermavant Sciences Ltd. (the “Initial Stock Option”). This Initial Stock Option will

Dermavant Sciences, Inc. 320 West 37th Street, New York, NY 10018

be granted on your Start Date and (i) will be subject to a 4- year vesting period, with 25% vesting at year one (1) and quarterly vesting thereafter for twelve (12) quarters, as well as any other terms and conditions contained in the grant agreements; and (ii) will expire and cease to be exercisable on the ten (10) year anniversary of the grant date. For your reference, there are 75,000,000 shares of Dermavant Sciences Ltd. issued and outstanding at present. Notwithstanding anything in set forth in the option plan or grant agreement you will have the right to net exercise any Dermavant Sciences Ltd. options granted to you, which will allow you to use shares issuable upon exercise of that option to cover the applicable exercise price.

2.  You will receive additional at-the-money DSL stock option grants in the future (“Anti-Dilution Grants”), at such times as Dermavant may raise capital, such that the number of options and shares you own remains at or above 1.5% of the total number of DSL shares outstanding. These grants will be subject to standard 4-year vesting conditions and other standard conditions consistent with the DSL Equity Incentive Plan. Your eligibility for these Anti-Dilution Grants will continue until the sooner of (i) Dermavant having cumulatively raised an aggregate $300 million in capital (including capital contributions from Roivant or otherwise), or (ii) the consummation of a Dermavant Initial Public Offering.

3.  Subject to the approval of the Board of Directors of Roivant Sciences Ltd. (RSL), you will receive a grant of 50,000 Restricted Stock Units (RSUs) in RSL (the “RSL Grant”). The RSUs will be subject to the terms of the Roivant Sciences Ltd. 2015 Restricted Stock Unit Plan (the “RSL RSU Plan”). The terms are identical to the terms of grants made to Roivant senior management team members participating in the RSL RSU Plan.

Representation Regarding Other Obligations:	This offer is conditioned on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that may affect your ability

Dermavant Sciences, Inc. 320 West 37th Street, New York, NY 10018

to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide a copy of the agreement as soon as possible.

This offer is also conditioned on you not having been, and by signing below you represent and warrant that you have not been, debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities.

Other Terms:

Your employment with the Company shall be on an at-will basis. You or the Company may terminate employment for any reason or no reason and at any time. The Company requests, however, that you provide at least three (3) months advanced written notice of your intention to resign. Upon the commencement of employment, you will be required to sign a Confidentiality, Assignment of Inventions and Non-Solicitation Agreement as a condition of your employment. As an officer of the Company, you will be covered by a D&O insurance policy maintained by the Company or one of its affiliates. Finally, Dermavant’s offer to you is contingent on the completion of a personal background check and your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

Further Agreement:

It is expected that, as soon as practicable following the date of this letter, you and the Company will enter into an employment agreement that memorializes and integrates the provisions of this letter together with other customary and mutually agreed provisions. This agreement will include customary severance provisions providing for base salary, target bonus, accelerated vesting of Dermavant Sciences Ltd. stock options, and COBRA premium payment by the Company, to cover a 12-month period following your termination in the event you are terminated without cause, or are terminated in the event of a change in control.

Dermavant Sciences, Inc. 320 West 37th Street, New York, NY 10018

Vince, we are very excited about having you join Dermavant as President and Chief Operating Officer. Your experience and judgment will have a great impact on our Company’s growth and success, and we believe that you will derive a great deal of enjoyment out of your role and responsibilities. Moreover, we are thrilled to welcome you to the Roivant family of companies, and look forward to your impact here broadly as well.

Please contact me if you have any questions about this information. Otherwise, please confirm your acceptance of this offer of employment with Dermavant by signing below and returning a copy no later than September 22nd, 2017.

Very truly yours,
Dermavant Sciences, Inc.

Jacqualyn Fouse Executive Chairman jackie.fouse@dermavantsciences.com

Agreed and Accepted:

By:	/s/ Vince Ippolito
Vince Ippolito

Date: 09/18/17

Dermavant Sciences, Inc. 320 West 37th Street, New York, NY 10018

Exhibit D

(Employee Non-Disclosure and Invention Assignment Agreement)

[Attached]

EMPLOYEE NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

I, Vincent Ippolito, am an employee of Dermavant Sciences, Inc., a Delaware corporation with a place of business at 324 Blackwell St., Bay 12, Suite 1220, Durham, NC 27701 (the “Company”). I am making this Agreement in consideration of my employment with the Company. This agreement applies to the entire period of my employment.

1.	Representations and Warranties; Covenants.

1.1 No Conflict with any Other Agreement or Obligation. I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this agreement.

1.2 I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others. I represent and warrant that I will not disclose any information to the Company in violation of any legal or fiduciary obligations.

1.3 I represent and warrant that I do not have any non-competition, employment agreement, association or other similar obligations to any other person that preclude me from accepting employment with the Company or are in conflict with my intended employment with the Company.

1.4 No Infringement of Third Party Intellectual Property Rights. I represent and warrant that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

1.5 Open Source. I represent and warrant that the Inventions will not include any open source software, except with the prior written consent of the Company. If open source software is included in the Inventions, I agree to maintain for the Company a regularly updated record of all such open source software.

2.	Confidential Information.

2.1 Definition of Confidential Information. “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which I may have acquired or developed knowledge or of which I may in the future acquire or develop knowledge of during my work for the Company, or from my colleagues while working for the Company.

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2.2 Protection of Confidential Information. I will use the Confidential Information only in the performance of my duties for the Company. I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment with the Company except to persons authorized by the Company to receive this information. I will not use the Confidential Information, directly or indirectly, at any time during or after my employment with the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. I will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

2.3 Return of Confidential Information. When my employment with the Company terminates, I will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to the Confidential Information. At the time I return these materials I will acknowledge to the Company, in writing and under oath, in the form attached as Exhibit B, that I have complied with the terms of this agreement.

3.	Inventions.

3.1 Definition of Inventions. The term “Inventions” means:

(a) contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are conceived, created, developed or reduced to practice by me, alone or with others, while employed by the Company that are either: (i) conceived during regular working hours or at my place of work, whether located at Company, affiliate or customer facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to me by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

(b) any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(c) The term “Inventions” specifically excludes any inventions I developed entirely on my own time without using any Company equipment, supplies, facilities or trade secret information, unless (i) the invention related at the time of conception or reduction to practice of the invention to (A) the Company’s business, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for the Company.

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3.2 All Inventions are Exclusively the Property of the Company. (a) I will promptly disclose all Inventions, in full detail, to persons authorized by the Company. I will not disclose any Invention to anyone other than persons authorized by the Company, without the Company’s express prior written instruction to do so.

(b) All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act, and belong solely to the Company from conception. I hereby expressly disclaim all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention. At any time during or after my employment with the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention.

(c) At all times during or after my employment with the Company I will assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

3.3 Excluded Information. On Exhibit A attached to this agreement I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company (collectively, the “Excluded Information”). I intend that the items on that list and only the items on that list shall be excluded from the restrictions set forth in this agreement. I will not assert any right, title or interest in or to any Invention or claim that I made, conceived or acquired any Invention before my employment with the Company unless I have specifically identified that Invention on the attached Exhibit A. In the event that any Excluded Information is incorporated into any Invention, I hereby grant Company a perpetual, worldwide, royalty free, non-exclusive license to use and reproduce the Excluded Information for commercial, internal business and all other purposes.

4. Non-Solicitation. In order to protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, I agree that during the period beginning on the initial date of my employment with the Company and ending one (1) year after termination of my employment with the Company for any reason, I will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (i) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s customers, clients, members, business partners or suppliers, or (ii) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement.

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5.	Miscellaneous.

5.1 Interpretation and Scope of this Agreement. Each provision of this agreement shall be interpreted on its own. If any provision is held to be unenforceable as written, it shall be enforced to the fullest extent permitted under applicable law. In the event that one or more of the provisions contained in this agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this agreement, but this agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

5.2 Remedies. I understand and agree that if I breach or threaten to breach any of the provisions of this agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. I agree that, in the event of my breach or threatened breach of any of the provisions of this agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent).

5.3 Governing Law; Jury Waiver; Consent to Jurisdiction. This agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), I hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the state of New York that is located in the Manhattan county of New York (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waive, to the fullest extent permitted by law, any objection that I may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) irrevocably waive, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waive, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (e) covenant that I will not, directly or indirectly, commence any Proceeding other than in such courts and (f) agree that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this agreement.

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5.4 Entire Agreement; Amendments and Waivers. This agreement (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

5.5 Captions. The captions and section headings in this agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this agreement.

5.6 Counterparts; Binding Effect. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement. Except as otherwise expressly provided herein, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.7 Notices. All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to me shall be sent to the respective parties at their address as set forth on the signature page of this agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention Senior Vice President, Finance & Operations.

[Signature Page Follows]

5

By signing this agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By:	/s/ Vincent Ippolito
Name:	Vincent Ippolito
Address:

Date:	Feb 11, 2018

Accepted by Company:

DERMAVANT SCIENCES, INC.

By:	/s/ Jackie Fouse
Name:	Jackie Fouse
Title:	Executive Chair
Date:	Feb 12, 2018

[Signature Page to Dermavant Sciences, Inc. Non-Disclosure and Invention Assignment Agreement]

EXHIBIT A

Excluded Information:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Excluded Information.]

EXHIBIT B

Form of Acknowledgment

My employment by Roivant Sciences, Inc. (the “Company”) is now terminated. I have reviewed my Non-Disclosure and Invention Assignment Agreement with the Company, dated                     ,201     (the”Agreement”), and I swear, under oath, that:

•	I have complied and will continue to comply with all of the provisions of the Agreement.

•

I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

Signature

Name (please print clearly) Address

Address

STATE OF	)
) ss.:
COUNTY OF )

BE IT REMEMBERED, that on this         day of                 ,                , before me, the subscriber, a notary public of the State of                 , personally appeared                 , who being by me duly sworn on his oath, deposed and made proof to my satisfaction that (s)he is the person named in the within instrument, to whom I first made known the contents thereof, and thereupon (s)he acknowledged that (s)he signed, sealed and delivered the same as his/her voluntary act and deed for the uses and purposes therein expressed.

[SEAL]	Notary Public

Exhibit E

(Stock Option Grant Notice and Option Agreement)

[Attached]

DERMAVANT SCIENCES LTD.

(F/K/A ROIVANT DERMATOLOGY LTD.)

FORM OF STOCK OPTION GRANT NOTICE

(2016 EQUITY INCENTIVE PLAN)

Dermavant Sciences Ltd. (f/k/a Roivant Dermatology Ltd.) (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of common shares of the Company (the “Common Stock”) set forth below. This option is subject to all of the terms and conditions as set forth in this stock option grant notice (this “Stock Option Grant Notice”), in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms herein and the Plan, the terms of the Plan will control.

Optionholder:	Vincent Ippolito
Date of Grant:	October 20, 2017
Vesting Commencement Date:	September 29, 2017
Number of Shares Subject to Option:	1,312,500
Exercise Price (Per Share):	$0.29
Total Exercise Price:	$380,625
Expiration Date:	October 19, 2027

Type of Grant:	☐ Incentive Stock Option[1]	☒ Nonstatutory Stock Option

Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:

1/4th of the shares vest one year after the Vesting Commencement Date; the balance of the shares vest in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Vesting Commencement Date. Immediately prior to (and contingent upon) a Change in Control (as defined in the Plan), all shares underlying this Option shall immediately become fully vested.

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒ By cash, check, bank draft, wire transfer or money order payable to the Company

☒ Pursuant to a Regulation T Program if the shares are publicly traded

☒ By delivery of already-owned shares if the shares are publicly traded

☒   If and only to the extent this Option is a Nonstatutory Stock Option by a “net exercise” arrangement, provided that, notwithstanding anything to the contrary in the Plan or in this grant agreement, this option may be net exercised at the Optionholder’s election, without obtaining any express consent from the Company

[1]

If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Stock Awards previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

OTHER AGREEMENTS:

By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

DERMAVANT SCIENCES LTD.	OPTIONHOLDER:

By: /s/ Marianne L. Romeo	/s/ Vince Ippolito
Signature	Signature

Title: Head, Global Transactions & Risk Management	Date: 12/18/17

Date: October 20, 2017

ATTACHMENTS: OPTION AGREEMENT, 2016 EQUITY INCENTIVE PLAN AND NOTICE OF EXERCISE

ATTACHMENT I

OPTION AGREEMENT

DERMAVANT SCIENCES LTD.

(F/K/A ROIVANT DERMATOLOGY LTD.)

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Stock Option Grant Notice”) and this Option Agreement (this “Option Agreement”), Dermavant Sciences Ltd., f/k/a Roivant Dermatology Ltd., (the “Company”) has granted you an option under its 2016 Equity Incentive Plan (the “Plan”) to purchase the number of common shares of the Company (the “Common Stock”) indicated in your Stock Option Grant Notice at the exercise price indicated in your Stock Option Grant Notice. The option is granted to you effective as of the date of grant set forth in the Stock Option Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Stock Option Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Stock Option Grant Notice and the Plan, are as follows:

1. VESTING. Your option will vest as provided in your Stock Option Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Stock Option Grant Notice will be adjusted for Capitalization Adjustments.

3. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an

Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or Disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4. EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Stock Option Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a) a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c) you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d) if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft, wire transfer or money order payable to the Company or in any other manner permitted by your Stock Option Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b) Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

6. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

7. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8. TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) the Expiration Date indicated in your Stock Option Grant Notice; and

(c) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9. EXERCISE.

(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Stock Option Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d) By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. TRANSFERABILITY. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11. RIGHT OF REPURCHASE. The Company will have the right to repurchase all of the shares of Common Stock you acquire pursuant to the exercise of your option upon termination of your Continuous Service for Cause. Such repurchase will be at the exercise price you paid to acquire the shares and will be effected pursuant to such other terms and conditions, and at such time, as the Company shall determine.

12. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

14. TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers,

Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Stock Option Grant Notice is at least equal to the “fair market value” per share of Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

15. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ATTACHMENT II

2016 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

NOTICE OF EXERCISE

DERMAVANT SCIENCES LTD.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Date of Exercise: _______________

This constitutes notice to Dermavant Sciences Ltd. (f/k/a Roivant Dermatology Ltd.) (the “Company”) under my stock option that I elect to purchase the below number of common shares of the Company (the “Shares”) for the exercise price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐
Stock option dated:
Number of Shares as to which option is exercised:
Certificates to be issued in name of:
Total exercise price:	$	$
Cash payment delivered herewith:	$	$
Regulation T Program (cashless exercise2):	$	$
Value of Shares delivered herewith[3]:	$	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Dermavant Sciences Ltd. (f/k/a Roivant Dermatology Ltd.) 2016 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

[2]	Shares must meet the public trading requirements set forth in the option agreement.
[3]

Shares must meet the public trading requirements set forth in the option. Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

III-1

I hereby make the following certifications and representations with respect to the number of Shares listed above, which are being acquired by me for my own account upon exercise of the option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the common shares of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Memorandum of Association, Bye-laws and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any common shares or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock-Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,

Signature

Print Name

III-2

Exhibit F

(Restricted Stock Unit Award Grant Notice

and Restricted Stock Unit Award Agreement)

[Attached]

EXECUTION COPY

ROIVANT SCIENCES LTD.

2015 RESTRICTED STOCK UNIT PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Participant:	Vince Ippolito

Company:	Roivant Sciences Ltd., a Bermuda exempted limited company

Notice:	You have been granted the following Restricted Stock Units (“RSUs”) in accordance with the terms of this notice, the Restricted Stock Unit Agreement attached hereto as Attachment A (such notice and agreement, collectively, this “Agreement”) and the Plan identified below. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

Type of Award:	An RSU is an unfunded and unsecured conditional obligation of the Company to deliver one Share, or make a cash payment in lieu of such Share, subject to the terms and conditions of this Agreement and those of the Plan. No actual Shares are delivered on the Grant Date.

Shares:	Each share corresponds to one common share of Roivant Sciences Ltd.

Plan:	The Roivant Sciences Ltd. 2015 Restricted Stock Unit Plan

Grant Date:	October 20, 2017

# Shares	50,000

Underlying RSUs:

Expiration Date:	The 8th anniversary of the Grant Date

Period of Restriction:	Subject to the terms of the Plan and this Agreement, the Period of Restriction applicable to the Shares underlying the RSUs shall commence on the Grant Date and lapse on the Vesting Date.

Vesting Date:	You will receive a benefit with respect to an RSU only if it vests. Two vesting requirements must be satisfied on or before the Expiration Date specified above in order for an RSU to vest — the “Performance Requirement” and the “Liquidity Event Requirement.” Your RSUs will not vest (in whole or in part) if only one (or if neither) of such vesting requirements is satisfied on or before the Expiration Date. If both the Performance Requirement and the Liquidity Event Requirement are satisfied on or before the Expiration Date, the vesting date (“Vesting Date”) of an RSU will be the first date upon which both of such requirements are satisfied.

VWAP:	The dollar volume-weighted average price of the Company’s Shares calculated for each trading day during the entirety of the regular trading period for each such trading day over the applicable period.

Performance Requirement:	Subject to your continued service with the Company or its Subsidiaries through the time of the applicable valuation, if following a valuation of the Company (as described below), both (i) the price of a Share (“Share Price”) (which on the Grant Date is deemed $14.96) and (ii) the deemed resulting pretax internal rate of return as determined in good faith by the Committee (“IRR”) through the date of the applicable valuation (and after giving effect to any dilution that would be caused by deemed vesting of any RSUs based upon such valuation) are at least as specified in the chart immediately below, then the RSUs, to the extent not theretofore forfeited, will, as of the date of such valuation be deemed to have satisfied the Performance Requirement with respect to that fraction of the RSUs granted, as set forth in Column B below opposite the Share Price and IRR set forth in Column A. The Share Prices in Column A below and otherwise used herein shall be adjusted in accordance with Section 2.2(iii) of the Plan.

Column A	Column B
Fraction of
RSUs Deemed to have
Satisfied Performance
Share Price and IRR	Requirement
Share Price of at least $59.84 and at least 70% IRR	1/3rd
Share Price of at least $104.72 and at least 50% IRR	1/3rd
Share Price of at least $149.60 and at least 40% IRR	1/3rd

Catch-Up: Subject to your continued service with the Company or its Subsidiaries through the time of the applicable valuation, you will have the opportunity to “catch up” with respect to any Award for which the required Share Price and IRR hurdle was not previously achieved, to the extent not theretofore forfeited, by achieving the next Share Price hurdle with a 10% increase in the IRR hurdle. For example, if at the time the Share Price reaches at least $59.84 the IRR hurdle of 70% has not been achieved, you would still be able to achieve the Performance Requirement for the first 1/3rd of the Award by achieving the next Share Price target with a 10% increase in IRR (i.e., a Share Price of at least $104.72 and at least 60% IRR). Similarly, to the extent not previously achieved, the first 2/3rd of the Award would achieve the Performance Requirement, to the extent not theretofore forfeited, upon achieving a Share Price of at least $149.60 and at least 50% IRR. To the extent the applicable Performance Requirements are not satisfied prior to the Expiration Date, any unvested portion of the Award will be forfeited.

Satisfaction of Performance Requirement: Subject to the requirements set forth in the final paragraph of the “Valuation” section below, the Committee shall determine whether the Performance Requirement has been met at any time there is a valuation of the Company (as described in the “Valuation” section below). Notwithstanding the foregoing, prior to the Performance Requirement having been achieved, the Principal Shareholders (as defined in the Bye-laws) (the “Principal Shareholders”), acting unanimously, shall have the sole discretion to deem that the performance-based criteria have been met with respect to all or part of any tranche of the Performance Requirement (and/or to deem any of the RSUs vested), even in the absence of the satisfaction of the specific Performance Requirements set forth in this Agreement.

Valuation: In the period during which any lock up arrangements of the Company’s Shares are in effect in connection with an IPO (the “Lock Up Period”), but after the occurrence of an IPO, the Share Price and IRR will be satisfied if the Performance Requirements are met (based on a Share Price for a continuous 30-day VWAP period).

Prior to the expiration of any Lock Up Period (the “Lock Up Expiration Date”), the Committee will conduct a valuation upon (i) the consummation of any bona fide equity financing pursuant to which (1) the total proceeds of the equity financing to the Company are at least $200 million and (2) at least 75% of the Shares issued by the Company in such bona fide equity financing are acquired by institutional accredited investors (as such term is defined in Rule 501 of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended), (ii) a secondary sale transaction in which any or all of the Principal Shareholders sell at least $250 million in

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the aggregate (regardless of the purchaser), (iii) a Change in Control or (iv) an IPO (each, a “Corporate Transaction”), in which case the value of a Share shall be equal to the price per Share set forth in the definitive agreement or other legal documents governing such Corporate Transaction (or the initial offering price to the public in the case of an IPO).

Following the expiration of the Lock Up Expiration Date, the Committee will conduct valuations on an on-going basis based on a 20-day VWAP period.

Prior to an IPO, the valuation of the Company and the Shares for purposes of determining the Share Price shall include the market price of any publicly traded securities owned by the Company or any of its subsidiaries (including, without limitation, securities of any publicly traded Subsidiary and Arbutus Biopharma Corporation) based on the continuous 30-day VWAP of such publicly traded security.

In addition to any valuations described above, upon the approval of each Principal Shareholder (as defined in the Bye-laws), a valuation may be conducted by a third-party independent appraisal firm selected by a majority of the Board, with Requisite Approval (as defined in the Bye-laws) (“Requisite Board Approval”) and approved by each Principal Shareholder. The valuation methodology used by such appraisal firm must be approved by Requisite Board Approval and each Principal Shareholder. If a valuation meeting such requirements is completed, it will be used in determining whether the applicable Performance Requirement has been satisfied.

Liquidity Event Requirement:	The Liquidity Event Requirement will be satisfied on the first to occur of an IPO or a Change in Control.

Approval Requirement for Acceleration of Vesting:	Notwithstanding anything to the contrary in the Plan or this Agreement, no acceleration of either the Performance Requirement or the Liquidity Event Requirement is permitted without the approval of the Principal Shareholders, acting unanimously.

Acknowledgement and Agreement:	You acknowledge receipt of, and understand and agree to, the terms of this Agreement and the Plan.

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ROIVANT SCIENCES LTD.	PARTICIPANT

Signature: /s/ Marianne L. Romeo	Signature: /s/ Vince Ippolito
Print Name: Marianne L. Romeo	Print Name: Vince Ippolito
Title: Head, Global Transactions & Risk Management	Address:

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Attachment A

ROIVANT SCIENCES LTD.

2015 RESTRICTED STOCK UNIT PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“RSU Award Agreement”), dated as of the Grant Date set forth in the Restricted Stock Unit Grant Notice to which this RSU Award Agreement is attached (the “Grant Notice”), is made between Roivant Sciences Ltd. and the Participant designated in the Grant Notice. The Grant Notice and the RSU Award Agreement, collectively, are referred to herein as this “Agreement.”

1. Definitions. Capitalized terms used but not defined herein have the meaning set forth in the Plan or the Grant Notice, as applicable.

2. Grant of Restricted Stock Units. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice.

3. Period of Restriction. The Period of Restriction with respect to the RSUs shall commence and lapse as set forth in the Grant Notice.

4. Vesting and Forfeiture. If the Participant’s service with the Company or any Subsidiary, as applicable, is terminated for any reason, all RSUs with respect to which the Performance Requirement has not been satisfied as of the date of such termination shall automatically be forfeited upon such termination of service. Upon such a termination of service, any RSUs as to which the Performance Requirement had been satisfied will (if an IPO or Change in Control has not previously occurred) remain outstanding until the first to occur of an IPO, Change in Control, or the Expiration Date. In case of any dispute as to whether a termination of the Participant’s service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination. Further, if an IPO or Change in Control does not occur on or before the Expiration Date, all RSUs (regardless of whether or not, or the extent to which, the Performance Requirement has been previously satisfied as to such RSUs) shall automatically be forfeited upon such Expiration Date. Upon the forfeiture of any RSUs pursuant to this Section 4, the Participant shall have no further right with respect to such RSUs.

5. Settlement of Restricted Stock Units. As soon as reasonably practicable following the Vesting Date, but in no event later than two and a half (2-1/2) months following the end of the year in which the Vesting Date occurs, the Company shall cause to be delivered to the Participant, in full settlement and satisfaction of the vested RSUs, either: (i) the full number of Shares underlying such vested RSUs, (ii) a cash payment in an amount equal to the Fair Market Value of such Shares on the Vesting Date or (iii) a combination of such Shares and cash payment, as the Committee in its sole discretion shall determine, in each case, subject to satisfaction of applicable tax withholding obligations with respect thereto in accordance with Section 6 of this Agreement.

6. Taxes. Upon settlement of the RSUs, or as of any other date on which the value of any RSUs otherwise becomes includible in the Participant’s gross income for tax purposes, any taxes of any kind required by applicable law to be withheld with respect to such RSUs shall, at the Participant’s election, be satisfied by the Company withholding Shares or cash otherwise deliverable or payable to the Participant pursuant to this Agreement. Any such withholding of Shares or cash under this Section 6 shall be subject to applicable law and subject to any limitations, and pursuant to any procedures, as the Committee may prescribe, based on the Fair Market Value of the Shares on the payment date. The Company or Subsidiary of the Company may, in the discretion of the Committee and in consultation with the Participant, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Section 6 of the Plan. Regardless of any action the Company or any Subsidiary of the Company may take with respect to any or all tax withholding obligations, the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary).

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7. No Rights as a Shareholder Prior to Issuance of Shares. Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the RSUs, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares, if any, have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

8. Transferability. The RSUs shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may, in its discretion, permit the RSUs to be transferred subject to such conditions and limitations as may be imposed by the Committee.

9. No Right as Employee or Consultant. Neither the grant of the RSUs nor any terms contained in this Agreement shall (i) affect in any manner whatsoever the right or power of the Company or any Subsidiary of the Company, to terminate the Participant’s service for any reason, with or without cause, (ii) if applicable, affect the Participant’s status as an at-will employee of the Company who is subject to termination of service without cause, (iii) confer upon the Participant any right to remain employed by or in service to the Company or any Subsidiary of the Company, (iv) interfere in any way with the right of the Company or any Subsidiary of the Company at any time to terminate such employment or service, or (v) affect the right of the Company or any Subsidiary of the Company to increase or decrease the Participant’s other compensation.

10. The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming a benefit under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

11. Compliance with Laws and Regulations.

(i) The RSUs and the obligation of the Company to deliver any Shares or cash hereunder shall be subject in all respects to (a) all applicable federal and state laws, rules and regulations and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(ii) If at any time the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is acquiring the Shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold; or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

12. Market Standoff Agreement. The Participant agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, the Participant will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify. The Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing.

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13. Notices. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to the Company, Clarendon House, 2 Church Street; Hamilton HM 11, Attention: General Counsel, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

14. Other Plans. The Participant acknowledges that any income derived from any RSUs shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary of the Company.

15. Section 409A. This Agreement and the RSUs are intended to be exempt from Section 409A of the Code, and shall be administered and construed in accordance with such intent.

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